PRESS RELEASE

CONTACTS:

Daniel H. Burch (212)-929-5748

Jeanne M. Carr (212)-929-5916

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

NEWCASTLE EXTENDS WHITEHALL TENDER OFFER

Dallas, TX – February 3, 2006 — Newcastle Partners, L.P. announced today that it has extended its previously announced tender offer for all of the common stock of Whitehall Jewellers, Inc. (Pink Sheets JWLR.PK) to 5:00 P.M. New York City time on Friday, February 17, 2006. The tender offer was previously set to expire at 6:00 P.M. New York City time on Friday, February 3, 2006. As of February 3, 2006, a total of 4,112,359 shares had been tendered in and not withdrawn from the offer.

The solicitation and the offer to buy Whitehall Jewellers, Inc.’s common stock is only made pursuant to the Offer to Purchase and related materials that Newcastle Partners, L.P. and JWL Acquisition Corp. filed on December 5, 2005, as amended December 22, 2005, January 4, 2006, January 5, 2006 and January 9, 2006. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from MacKenzie Partners, the Information Agent for the offer, or from Newcastle Partners, L.P.